Exhibit 24


LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS

	The person whose signature appears below hereby appoints James S. Hamman, Jr., Patrick H. Dudasik and John P. Calamos and each of them any of whom may act without the joinder of the others, as such persons attorney-in-fact to sign and file on such persons behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of Calamos Convertible and High Income Fund.

Title: Trustee
Date: March 12, 2004


						       /s/ Stephen B. Timbers
								Stephen B. Timbers